EXHIBIT 99.1

NEWS RELEASE

AGL Resources Reports Second Quarter 2012 Earnings

▪
Diluted earnings per share (EPS) of $0.28 versus $0.23 in second quarter 2011; excluding Nicor merger-related expenses, adjusted diluted EPS of $0.30 for second quarter 2012 compared to $0.33 for second quarter 2011

▪	First half 2012 diluted EPS of $1.40 (GAAP)/$1.47 (non-GAAP), compared to diluted EPS of $1.82 (GAAP)/$1.96 (non-GAAP) for the first half of 2011

▪
Warmer-than-normal weather in the first half of 2012 resulted in an estimated $0.13 diluted negative EPS effect for the distribution and retail segments ($0.02 impact in second quarter 2012, $0.11 impact in first quarter 2012)

▪	2012 financial results include Nicor’s operations as the merger closed in December 2011

ATLANTA, August 1, 2012 -- AGL Resources Inc. (NYSE: GAS) today reported second quarter net income of $34 million, or $0.28 per basic and diluted share, compared to net income of $18 million, or $0.23 per basic and diluted share, reported for the same period last year. Excluding merger-related expenses of $0.02 per share in 2012 and $0.10 per share in 2011, adjusted EPS was $0.30 for the second quarter of 2012 and $0.33 per diluted share for the second quarter of 2011.

For the first six months of 2012, net income was $164 million, or $1.40 per basic and diluted share, compared to net income of $142 million, or $1.83 per basic share and $1.82 per diluted share for the same period in 2011. Excluding merger-related expenses, adjusted EPS for the first half of 2012 was $1.47 per diluted share compared to $1.96 per diluted share for the same period last year.

“On a weather-normalized basis, our distribution businesses are performing well, and our retail operations segment had a solid second quarter,” said John W. Somerhalder II, AGL Resources Chairman, President and Chief Executive Officer. “While reported earnings at our wholesale services segment were lower during the first half of the year, we ended the quarter with $47 million of storage-related economic value, about half of which would be realized during the second half of 2012 under our current withdrawal plan.Our midstream operations and cargo shipping segments continue to face challenging market conditions, though we are seeing modest signs of improvement in each.  Importantly, our shared-services model continues to drive cost savings throughout our business, and we remain confident we can achieve our merger savings targets.”

2012 OPERATING SEGMENT RESULTS

Distribution Operations

The distribution operations segment, which consists of our seven utilities, contributed EBIT of $100 million for the second quarter of 2012, an increase of $26 million compared to EBIT of $74 million for the same period in 2011. The increase was primarily the result of a $20 million contribution from the addition of Nicor Gas.

Year-to-date through June 30, 2012, the distribution operations segment contributed EBIT of $294 million, an increase of $79 million compared to EBIT of $215 million for the same period in 2011. The increase was primarily the result of a $71 million contribution from the addition of Nicor Gas.

Retail Operations

The retail operations segment, which consists of SouthStar Energy Services and several Nicor retail businesses that provide energy-related products and services, contributed EBIT of $14 million for the second quarter of 2012, an increase of $13 million compared to EBIT of $1 million for the same period in 2011. The increase was primarily a result of the addition of Nicor’s retail businesses and increased margins resulting from reduced transportation and gas costs.

Year-to-date through June 30, 2012, the retail operations segment contributed EBIT of $74 million, an increase of $5 million compared to EBIT of $69 million for the same period in 2011. These results include the addition of the Nicor retail businesses, partially offset by a $9 million year-over-year EBIT decline resulting from the significantly warmer weather during the first half of 2012 as compared to the prior-year period.

Wholesale Services

The wholesale services segment, consisting primarily of Sequent Energy Management, reported an EBIT loss of $9 million in the second quarter of 2012, compared to an EBIT loss of $5 million for the same period in 2011. Storage hedge losses totaled $9 million during the quarter compared to storage hedge gains of $4 million in the second quarter of 2011. Additionally, the wholesale services segment experienced a $6 million decrease in commercial activity compared to the second quarter of the prior year, primarily driven by lower optimization opportunities and lower transportation spreads. These decreases were offset by higher transportation hedge gains of $14 million ($18 million for second quarter 2012 as compared to $4 million last year). Hedge gains and losses are affected primarily by changes in the price of natural gas and by changes in transportation basis spreads in the period.

Year-to-date through June 30, 2012, the wholesale services segment contributed EBIT of $10 million, compared to $28 million for the same period in 2011. Lower commercial activity along with higher natural gas inventory lower-of-cost-or-market (LOCOM) valuation adjustments, offset by higher storage and transportation hedge gains, were the primary factors influencing year-over-year results.

As the price of natural gas increased during the second quarter, Sequent recorded hedge losses on its portfolio of storage assets, adding an equivalent value to the storage-related rollout value locked-in at June 30, 2012. Further, higher seasonal price differentials (summer 2012 to winter 2012 – 2013) during the second quarter 2012 provided additional opportunities for Sequent to improve its storage positions. Sequent’s storage rollout schedule as of June 30, 2012 is $47 million on 55 billion cubic feet (Bcf) of natural gas inventory. This compares to $11 million at the same point last year. The rollout value is expected to be recognized as operating revenues in 2012 and 2013 when projected withdrawals occur. This withdrawal schedule can change in response to changes in market conditions, including changes in forward NYMEX natural gas prices, and this value is expected to be partially offset by lower operating revenues from Sequent’s forward transportation portfolio as compared to last year.

Midstream Operations

The midstream operations segment, consisting primarily of our natural gas storage facilities including Jefferson Island Storage and Hub, Golden Triangle Storage and Central Valley Gas Storage, as well as Magnolia pipeline contributed EBIT of $2 million in the second quarter of 2012, which is consistent with the same period in 2011.

Year-to-date through June 30, 2012, the midstream operations segment contributed EBIT of $5 million, an increase of $1 million from the same period in 2011. The year-to-year improvement is due primarily to hedge gains, partially offset by inventory valuation LOCOM at Central Valley Gas Storage for volumes of natural gas related to bringing the facility into service.

Cargo Shipping

Our cargo shipping segment consists primarily of Tropical Shipping, a containerized cargo shipping company serving the Bahamas and Caribbean regions, and Seven Seas, a domestic cargo insurance company. This segment reported an EBIT loss of $1 million in the second quarter of 2012, with a breakeven level of EBIT year to date through June 30, 2012.

INTEREST EXPENSE AND INCOME TAXES

Interest expense for the second quarter of 2012 was $45 million, an increase of $13 million from the second quarter of 2011. The increase resulted from higher average debt outstanding, primarily the result of the additional long-term debt issued during 2011 in connection with the Nicor merger and the additional debt assumed following the closing of the merger transaction. Interest expense year-to-date 2012 was $92 million, an increase of $31 million compared to the prior year due to the same factors that influenced the second quarter.

Income taxes for the second quarter of 2012 were $20 million, a $9 million increase compared to the second quarter of 2011. Year-to-date income taxes through June 30, 2012 were $100 million, $13 million higher than the same period in 2011. The increase for both periods was due to higher consolidated earnings for the quarter relative to the prior year due to the addition of Nicor’s businesses.

2012 EARNINGS OUTLOOK

AGL Resources provides earnings per share guidance estimates based on normal weather, among other assumptions. The historically warm weather experienced during the first half of 2012 may lead to reported EPS results for the full year that are below our previously indicated guidance range of $2.80 to $2.95 per diluted share, which assumed normal weather. However, we are seeing a number of positive trends, particularly related to managing controllable expenses, achieving merger savings targets and generating incremental economic value at Sequent.

Unanticipated changes in these events or other circumstances could materially impact earnings, and could result in earnings for 2012 significantly above or below this outlook. Factors that could cause such changes are described below in Forward-Looking Statements and in other company documents on file with the Securities and Exchange Commission.

 EARNINGS CONFERENCE CALL/WEBCAST

AGL Resources will hold a conference call to discuss its second quarter 2012 results on August 1 at 9 a.m. Eastern Daylight Savings Time. The conference call will be webcast, and can be accessed via the Investor Relations section of the company's Web site (www.aglresources.com), or by dialing 866.831.6291 if calling from the U.S., or 617.213.8860 if dialing from outside the U.S. (Passcode: 90617866). A replay of the conference call will be available by dialing 888.286.8010 in the United States or 617.801.6888 outside the U.S. (Passcode: 18522327). A replay of the call also will be available on the Investor Relations section of the company's Web site for seven days following the call.

About AGL Resources

AGL Resources (NYSE: GAS) is an Atlanta-based energy services holding company with operations in natural gas distribution, retail operations, wholesale services, midstream operations and cargo shipping. As the nation's largest natural gas-only distributor based on customer count, AGL Resources serves approximately 4.5 million utility customers through its regulated distribution subsidiaries in seven states. The company also serves more than one million retail customers through its SouthStar Energy Services joint venture and Nicor National, which market natural gas and related home services. Other non-utility businesses include asset management for natural gas wholesale customers through Sequent Energy Management, ownership and operation of natural gas storage facilities, and ownership of Tropical Shipping, one of the largest containerized cargo carriers serving the Bahamas and Caribbean regions. AGL Resources is a member of the S&P 500 Index. For more information, visit www.aglresources.com.

Forward-Looking Statements

Certain expectations and projections regarding our future performance referenced in this press release, in other reports or statements we file with the SEC or otherwise release to the public, and on our website, are forward-looking statements. Senior officers and other employees may also make verbal statements to analysts, investors, regulators, the media and others that are forward-looking. Forward-looking statements involve matters that are not historical facts, such as statements regarding our future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. Because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "believe," "can," "could," "estimate," "expect," "forecast," "future," "goal," "indicate," "intend," "may," "outlook," "plan," "potential," "predict," "project," "seek," "should," "target," "would," or similar expressions. Forward-looking statements contained in this press release include, without limitation, the quote from John W. Somerhalder II, our expected storage-related economic value and projected storage withdrawal schedule, our expected forward transportation portfolio operating revenues, our expected merger-related synergies in 2012, and our 2012 earnings outlook and related expectations and assumptions.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation including changes related to climate change; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; the impact on cost and timeliness of construction projects by government and other approvals, development project delays, adequacy of supply of diversified vendors, unexpected change in project costs, including the cost of funds to finance these projects; the impact of acquisitions and divestitures, including the Nicor merger; the limits on natural gas pipeline capacity; direct or indirect effects on our business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions, including disruptions in the capital markets and lending environment and the current economic uncertainty; general economic conditions; uncertainties about environmental issues and the related impact of such issues; the impact of changes in weather, including climate change, on the temperature-sensitive portions of our business; the impact of natural disasters such as hurricanes on the supply and price of natural gas; the outcome of litigation; acts of war or terrorism; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes.

Supplemental Information

Company management evaluates segment financial performance based on operating margin and earnings before interest and taxes (EBIT), which include the effects of corporate expense allocations. EBIT is a non-GAAP (accounting principles generally accepted in the United States of America) financial measure that includes operating income and other income and expenses. Items that are not included in EBIT are income taxes and financing costs, including debt and interest expense, each of which the company evaluates on a consolidated basis.  The company believes EBIT is a useful measurement of its performance because it provides information that can be used to evaluate the effectiveness of its businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP measure calculated as operating revenues minus cost of goods sold and revenue taxes, excluding operation and maintenance expense, depreciation and amortization, certain taxes other than income taxes, Nicor merger expenses and gains or losses on the sale of assets, if any. These items are included in the company's calculation of operating income. The company believes operating margin is a better indicator than operating revenues of the contribution resulting from customer growth, since cost of gas and revenue taxes are generally passed directly through to customers.

In addition, in this press release AGL Resources has presented a non-GAAP measure of adjusted earnings per share (EPS), which excludes expenses incurred with respect to the Nicor merger.  As the company does not routinely engage in transactions of the magnitude of the Nicor merger, and consequently does not regularly incur transaction and integration-related expenses of correlative size, the company believes presenting EPS excluding Nicor merger-related expenses provides investors with an additional measure of AGL Resources’ core operating performance. AGL Resources also expects to record certain merger-related expenses in 2012 and will exclude nonrecurring integration–related expenses from its 2012 adjusted results.  Examples of such expenses related to the merger and integration are: employee severance, relocation, consulting services, temporary labor and certain travel costs. We also discuss the impact to diluted EPS due to warmer-than-normal weather in the first half of 2012.

EBIT, operating margin and adjusted EPS should not be considered as alternatives to, or more meaningful indicators of, the company's operating performance than operating income, net income attributable to AGL Resources Inc. or EPS as determined in accordance with GAAP. In addition, the company's EBIT, operating margin and adjusted EPS may not be comparable to similarly titled measures of another company.

Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this press release and is available on the company's Web site at http://www.aglresources.com/ under the Investor Relations section.

AGL Resources Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
In millions, except per share amounts	2012	2011	Fav / (Unfav)	2012	2011	Fav / (Unfav)
Operating revenues (include revenue taxes of $14 million and $55 million for the three and six months in 2012).	$686	$375	$311	$2,090	$1,253	$837
Operating expenses
Cost of goods sold	240	134	(106)	959	589	(370)
Operation and maintenance	218	119	(99)	463	248	(215)
Depreciation and amortization	102	42	(60)	206	83	(123)
Taxes other than income taxes	32	12	(20)	96	25	(71)
Nicor merger expenses (1)	3	8	5	13	10	(3)
Total operating expenses	595	315	(280)	1,737	955	(782)
Operating income	91	60	31	353	298	55
Other income	9	2	7	13	3	10
Earnings before interest and taxes	100	62	38	366	301	65
Interest expense, net	45	32	(13)	92	61	(31)
Earnings before income taxes	55	30	25	274	240	34
Income tax expense	20	11	(9)	100	87	(13)
Net income	35	19	16	174	153	21
Less net income attributable to the noncontrolling interest	1	1	0	10	11	1
Net income attributable to AGL Resources Inc.	$34	$18	$16	$164	$142	$22

Earnings per common share
Basic	$0.28	$0.23	$0.05	$1.40	$1.83	$(0.43)
Diluted	$0.28	$0.23	$0.05	$1.40	$1.82	$(0.42)

Weighted average shares outstanding
Basic	116.9	77.9	(39.0)	116.8	77.8	(39.0)
Diluted	117.2	78.5	(38.7)	117.1	78.3	(38.8)

(1)
Nicor merger expenses shown are related to O&M expense. Adjusted earnings per share reflecting merger costs for 2011 periods also include incremental debt issuance costs and interest expense related to financing the cash portion of the purchase consideration in advance of the merger closing date. For a more detailed explanation of merger costs, please refer to Note 3 of the AGL Resources Form 10-Q as filed on 8/1/12.

AGL Resources Inc.
EBIT Schedule
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
In millions, except per share amounts	2012	2011	Fav / (Unfav)	2012	2011	Fav / (Unfav)
Distributions operations	$100	$74	$26	$294	$215	$79
Retail operations	14	1	13	74	69	5
Wholesale services	(9)	(5)	(4)	10	28	(18)
Midstream operations	2	2	0	5	4	1
Cargo shipping	(1)	0	(1)	0	0	0
Corporate/other	(6)	(10)	4	(17)	(15)	(2)
Consolidated EBIT	100	62	38	366	301	65
Interest expenses, net	45	32	(13)	92	61	(31)
Income tax expense	20	11	(9)	100	87	(13)
Net income	35	19	16	174	153	21
Less net income attributable to the noncontrolling interest	1	1	0	10	11	1
Net income attributable to AGL Resources Inc.	$34	$18	$16	$164	$142	$22

Earnings per common share
Basic	$0.28	$0.23	$0.05	$1.40	$1.83	$(0.43)
Diluted	$0.28	$0.23	$0.05	$1.40	$1.82	$(0.42)

AGL Resources Inc.
Reconciliation of Operating Margin to Operating Revenues
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
In millions	2012	2011	Fav / (Unfav)	2012	2011	Fav / (Unfav)
Operating revenues	$686	$375	$311	$2,090	$1,253	$837
Cost of goods sold	(240)	(134)	(106)	(959)	(589)	(370)
Revenue tax expense	(13)	0	(13)	(54)	0	(54)
Operating margin	$433	$241	$192	$1,077	$664	$413

AGL Resources Inc.
Reconciliation of Earnings per Share to Adjusted Earnings per Share
and Impact of Weather Normalization
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Basic earnings per share – as reported	$0.28	$0.23	$1.40	$1.83
Transaction costs of Nicor merger (per share)	0.02	0.10	0.07	0.14
Basic earnings per share – as adjusted	$0.30	$0.33	$1.47	$1.97

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Diluted earnings per share – as reported	$0.28	$0.23	$1.40	$1.82
Transaction costs of Nicor merger (per share)	0.02	0.10	0.07	0.14
Diluted earnings per share – as adjusted	$0.30	$0.33	$1.47	$1.96

	Consolidated AGL Resources
In millions	Three months ended June 30, 2012	Six months ended June 30, 2012
Operating Income	$91	$353
Other income	9	13
EBIT	$100	$366
Impact of weather normalization	4	25
EBIT as adjusted	$104	$391
Impact of weather normalization (net of tax)	$2	$15
Diluted earnings per share impact – as adjusted	$0.02	$0.13